                           Family Bargain Corporation
                Computation of Net Gain (Loss) Per Common Share
                 (Dollars in Thousands, except per share data)
                                   (Audited)
                                     13 Weeks Ended             39 Weeks Ended
                                     --------------             --------------

                                    Nov 1,    Oct 26,          Nov 1,   Oct 26,
                                     1997      1996            1997      1996
                                     ----      ----            ----      ----
The computation of net (loss)
available & adjusted shares
outstanding follows:

Net income (loss)                  $ 1,606    $  (80)        $(3,924)   $(1,009)

Less: Preferred stock dividends    $(1,536)   $ (885)        $(4,555)   $(2,624)
                                   --------   -------        --------   --------
Net (loss) used for primary and
fully diluted computation             $ 70    $ (965)        $(8,479)   $(3,633)
                                   ========   =======        ========   ========

Weighted average number of
common shares outstanding        4,929,822 4,693,337       4,892,573  4,440,572

Add:
Assumed exercise of those options
that are common stock equivalents       -         -               -          -

Assumed exercise of convertible
preferred stock                         -         -               -          -
                                 --------- ---------       ---------  ----------
Adjusted shares outstanding,
used for primary & fully
diluted computation              4,929,822 4,693,337       4,892,573  4,440,572
                                 ========= =========       =========  =========

Net loss applicable to common
stock per common & common
share equivalent                    $ 0.01   $ (0.21)        $ (1.73)   $ (0.82)
                                 =========  =========      ==========  =========